Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

InfuSystem Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2) (3)
Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	$1,000,000	$6.0375	$6,037,500.00	0.00015310	$924.34
Total Offering Amounts							$924.34
Total Fee Offsets							$0
Net Fee Due							$924.34

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall include an additional indeterminate number of securities that may be offered as a result of stock splits, stock dividends or similar transactions relating to the shares covered by this Registration Statement.

(2)Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices reported for the Registrant's common stock on June 5, 2025 on the NYSE American. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(3)Calculated pursuant to General Instruction E to Form S-8.